Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Holdings, Inc. Announces Massive Nationwide Expansion into Over 10,000 Drug Store Channel Locations

Nationwide Rollout with Country’s Largest Drug Store Chain after Successful 500+ Store Test Run

New Major Chain Customer Launch

Boca Raton, FL (April 4, 2019) –Celsius Holdings Inc. (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced a nationwide expansion with a previously announced drug store customer following a successful 500+ store test which will now be available in over 7,000 new locations. In addition, Celsius will be launching into approximately 3,000 new store locations with a separate national drug store chain.

“The drug store channel is rapidly becoming a significant growth driver for Celsius after our initial roll out last year in 500 select locations. With today’s announcement, Celsius has expanded to approximately 10,000 stores in the drug store channel which will now carry our award-winning, healthy beverages, capitalizing on growing consumer demand for products that support a healthier, more active lifestyle. This expansion leverages the increased focus the drug store channel has placed on offering products for the health-conscious consumer,” commented John Fieldly, President and Chief Executive Officer of Celsius Holdings, Inc. “Celsius aligns perfectly with our drug channel partners’ commitment to the health and wellness of their customers, and we are eager to further expand our brand in this market.”

Under the arrangement with our new customer, Celsius will source a variety of flavors to their stores, including its Sparkling Orange, Sparkling Watermelon, and Sparkling Kiwi Guava, as well as its CELSIUS HEAT™ Blueberry Pomegranate and Strawberry Dragonfruit which will be placed within in-store coolers. Celsius has received its first order for product, which is expected to deliver in the second quarter of 2019.

The expansion into approximately 7,000 new locations with our previously announced customer will occur throughout the month of April.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company that has a branded portfolio consisting of two beverage lines; each offering proprietary, functional, healthy-energy formulas that are clinically-proven to offer significant health benefits to its users.* The CELSIUS® Original Line comes in nine delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powder packets in four on-the-go, enjoyable flavors. The CELSIUS® Stevia Line is an extension of the original line offering naturally-caffeinated and naturally-sweetened and is available in five refreshing sparkling and non-sparkling flavors.

New to the portfolio is CELSIUS HEAT™, which offers an additional 100mg of caffeine than the Original and Natural extension, for a total of 300mg per can. It also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans, is available in five carbonated flavors and was developed for those seeking a bolder version of the Original and Stevia line extension – which are sold in 12oz cans and appeal to the masses as an active lifestyle brand. As with all CELSIUS® products, CELSIUS HEAT™ is a thermogenic and is an ideal 16oz energy drink given it is proven-to-function and is healthier than competitive 16oz traditional energy drinks with high sugar content. CELSIUS HEAT™ targets millennial fitness enthusiasts, avid gym goers, professional trainers, competitive athletes, the military and first responders.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is sold nationally through dominant fitness channel distributors and retailers, The Vitamin Shoppe, GNC, Amazon.com, Walmart.com, Target, 7- Eleven, Sprouts, The Fresh Market and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s, Food Lion, CVS, Rite Aid and many more.

*CELSIUS®’ functional claims are backed by six published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides.

For more information, please visit the brand websites: www.celsius.com, www.celsiusheat.com and investor site www.celsiusholdingsinc.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings, Inc.’s future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings’ actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.